Exhibit 10.4

FIRST UNITED BANK& TRUST
AMENDEDAND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

RECITALS:

WHEREAS, the First United Bank and Trust (the “Employer”) established a Supplemental Executive Retirement Plan (the “Original Plan”) on November 1, 2001;

WHEREAS, the Plan was intended to qualify as a “top hat” plan maintained primarily for purposes of providing benefits for a select group of management and highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Employer desires to amend and restate the Original Plan to make certain clarifying and other changes and to ensure that it complies with Section 409A of the Internal Revenue Code.

NOW THEREFORE, the Original Plan is hereby amended and restated, effective January 1, 2005, as follows (the Original Plan, as amended and restated herein, is referred to as the “Plan”):

ARTICLE I
GENERAL

1.1
Purpose of the Plan. The purpose of this Plan is to reward certain management and highly compensated employees of the Employer who have contributed to the Employer’s success and are expected to continue to contribute to such success in the future.

1.2	Plan Benefits Generally. Pursuant to the Plan, the Employer may provide to each Participant SERP Benefits on the terms and conditions contained in the Participant’s Participation Agreement.

1.3	Effective Date. The effective date of the Original Plan is November 1, 2001.

1.4
Section 409A. The provisions of this Plan shall apply to all SERP Benefits, including those accrued before January 1, 2005. Accordingly, no SERP Benefits are “grandfathered” for purposes of Section 409A of the Code.

ARTICLE II
DEFINITIONS

2.1	Administrator. The term “Administrator” shall mean the Compensation Committee of the Employer’s Board, as appointed from time to time by the Board.

2.2	Affiliate. The term “Affiliate” means any “parent corporation” and any “subsidiary corporation” of the Company, as such terms are defined in Section 424 of the Code.

2.3
Beneficiary. The term “Beneficiary” shall mean the person or persons designated by a Participant pursuant to Section 7 of a Participation Agreement as his or her beneficiary for the receipt of the SERP Benefit payable pursuant to this Plan and the Participant’s Participation Agreement.

2.4	Board. The term “Board” means the Board of Directors of the Employer.

2.5	Change of Control. The term “Change of Control” means the occurrence of any of the following events:

(a)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes, within the 12-month period ending on the date of such person’s most recent acquisition, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer’s parent corporation, First United Corporation, representing more than 20% of the voting power of the then outstanding securities of First United Corporation; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Employer becomes a subsidiary of another corporation and in which the stockholders of First United Corporation, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the other corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); and provided further that ownership or control of the Employer’s voting securities, individually or collectively, by any Affiliate that is a bank or any benefit plan sponsored by the Employer or any Affiliate shall not constitute a Change of Control;

(b)
The consummation of (1) a merger, consolidation, or similar extraordinary event involving the Employer or its parent corporation and another entity after the effective date of the Plan where the stockholders of the Employer or First United Corporation, as the case may be, immediately prior to the merger, consolidation or similar extraordinary event, will not beneficially own, immediately after the merger, consolidation or similar extraordinary event, securities entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (2) a sale or other disposition of all or substantially all of the assets of the Employer or its parent corporation; or

(c)
During any 24-month period, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Employer’s stockholders, of each director of the Employer first elected during such period was approved by a vote of at least two-thirds of the directors of the Employer then still in office who were directors of the Employer at the beginning of any such period.

2.6	Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

2.7	Employer. The term “Employer” means First United Bank & Trust, a Maryland commercial bank, and any successor entity.

2.8	Executive. The term “Executive” means a management or highly compensated employee of the Employer that is designated as such by the Administrator as eligible to participate in the Plan.

2.9	Normal Retirement Age. The term “Normal Retirement Age” means the normal retirement age set forth in the Participation Agreement.

2.10
Participant. The term “Participant” means any Executive who elects to participate in the Plan by entering into a Participation Agreement in accordance herewith. The Administrator may from time to time, in its sole discretion with or without cause, revoke a Participant’s participation in the Plan upon ninety (90) days’ written notice; provided, however, that such revocation shall not reduce any benefits to which the Participant may have already become entitled at the time of such revocation.

2.11
Participation Agreement. The term “Participation Agreement” means a written agreement between the Employer and a Participant, pursuant to which the Employer agrees to provide SERP Benefits to the Participant in accordance with the Plan. Each Participation Agreement shall contain such information, terms and conditions as the Administrator in its discretion may specify, including without limitation, the following:

(a)	the effective date of the Participant’s participation in the Plan;

(b)	the Participant's Normal Retirement Age;

(c)	the SERP Benefits to which the Participant is entitled under the Plan and the time(s) at which such SERP Benefits are to be paid; and

(d)	any other provisions which supplement the terms and conditions contained in the Plan.

2.12	Plan. The term “Plan” means this Amended and Restated First United Bank & Trust Supplemental Executive Retirement Plan, as the same may be further amended, modified or supplemented.

2.13	Plan Year. The term “Plan Year” means calendar year; January 1 through December 31, provided that the initial plan year shall be November 1, 2001 to December 31, 2001.

2.14	SERP Benefits. The term “SERP Benefits” means, with respect to each Participant, the benefits payable pursuant the Participant’s Participation Agreement.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1	Eligibility. The Administrator, in its sole discretion, shall from time to time determine those Executive(s) who shall be eligible to participate in the Plan.

3.2
Participation. Each Executive who is eligible to participate in the Plan shall enroll in the Plan by entering into a Participation Agreement and completing such other forms and furnishing such other information as the Administrator may request. An Executive’s participation in the Plan shall commence as of the date specified in the Participation Agreement.

ARTICLE IV
BENEFITS

4.1
SERP Benefits. Each Participant, subject to the terms and conditions of his or her Participation Agreement, shall become entitled to receive SERP Benefits as set forth in his or her executed Participation Agreement.

4.2	Vesting. A Participant's ownership rights in his or her SERP Benefits shall vest on the terms and conditions provided in his or her Participation Agreement.

ARTICLE V
BENEFICIARIES

5.1	Beneficiaries. A Participant's executed Participation Agreement shall dictate the Participant's rights and responsibilities regarding the Participant's Beneficiary(s).

ARTICLE VI
PLAN ADMINISTRATION

6.1	Administration.

(a)
General. The Plan shall be administered by the Administrator. Except as the Board dictates otherwise in a resolution or unanimous consent thereof, the Administrator shall have sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to determine the rights and status under the Plan of Participants or other persons, to resolve questions or disputes arising under the Plan, to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy, to make any determinations with respect to the SERP Benefits payable under the Plan and the persons entitled thereto, and to take all other actions that it deems necessary or proper to fulfill its duties as Administrator. The Administrator's determinations hereunder shall be final and binding on all persons, subject only to the claims procedures outlined in Article 7 hereof.

(b)	Consultants. The Administrator is expressly empowered to employ actuaries, accountants, counsel, and other persons that it deems necessary in connection with the administration of the Plan.

(c)
Liability of Administrator. The Administrator shall not be liable for any actions by it hereunder unless due to its own gross negligence or willful misconduct, and it shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. Except as provided in the foregoing sentence and except in connection with any breach of duty to the Participants or Beneficiaries, the Administrator shall be relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law.

6.2
Regulations. The Administrator may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Administrator shall, subject only to the claims procedure outlined in Article 7 hereof, be final and binding on all persons.

6.3
Revocability of Administrator/Employer Action. Any action taken by the Administrator with respect to the rights or benefits under the Plan of any employee or former employee shall be revocable by the Administrator or the Employer as to payments not yet made to such person. Acceptance of any benefits under the Plan constitutes acceptance of, and agreement to, the Administrator's or the Employer’s making any appropriate adjustments in future payments to such person of (or to recover from such person) any excess payment or underpayment previously made to such person.

6.4
Amendment. Except as prohibited by applicable law, the Employer, in its sole discretion, may modify or amend this Plan and any Participation Agreement; provided, however, that no modification or amendment shall reduce any vested SERP Benefit to which a Participant has already become entitled at the time of the modification or amendment, including, without limitation, SERP Benefits to which a Participant became entitled due to a Change of Control, unless each affected Participant consents in writing to such modification or amendment. Any such modification or amendment shall be expressed in the form of a written instrument executed by an officer of the Employer pursuant to a resolution adopted by the Board and shall be delivered to each Participant.

6.5	Termination.

(a)
General Right to Terminate. The Employer, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever, except that no termination may reduce the amount of a Participant’s vested benefit as of the date of such termination, including benefits to which the Participant became entitled due to a Change of Control, without the prior written consent of the Participant. Any such termination shall be expressed in the form of a written instrument executed by an officer of the Employer pursuant to a resolution adopted by the Board. Such termination shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution. Written notice of any termination shall be given to the Participants as soon as practicable after the instrument is executed.

(b)
Acceleration of SERP Benefits Upon Termination. Upon a termination of this Plan, the Employer may accelerate the distribution of any SERP Benefits accrued through the date of the termination provided that each of the following conditions is satisfied:

(i)	The Employer also terminates all other non-account balance non-qualified deferred compensation plans of the Employer.

(ii)
For 12 months after the date of termination, any annuity payments that would otherwise continue or commence to be paid under the Plan (if it had not terminated) will be paid. Between the first and second anniversary of the date of termination, and in accordance with the direction of the Administrator, the Employer will pay in a lump sum (A) the actuarial equivalent value of the remaining annuity payments and (B) for all other Participants, the actuarial equivalent of the Participant’s vested SERP Benefit.

(iii)
For a period of five (5) years following the termination of the Plan, the Employer may not adopt another non-account balance non-qualified deferred compensation plan that covers any Participant hereunder.

6.6	Withholding. The Employer shall have the right to deduct from any distributions hereunder any taxes or other amounts required by law to be withheld therefrom.

6.7	Distributions in the Event of Taxation.

(a)
Section 409A. If any portion of a Participant’s SERP Benefit becomes taxable to the Participant prior to the time it would otherwise be payable due to failure of the Plan to satisfy Section 409A of the Code, then a Participant may apply to the Administrator for a distribution of that portion of his or her SERP Benefit that has become taxable. Within 90 days after the Administrator determines that a portion of the Participant’s SERP Benefit has become taxable, the Employer will make a lump sum distribution to the Participant in an amount equal to the taxable portion of his or her SERP Benefit (which amount will not exceed the Participant’s unpaid vested SERP Benefit).

(b)
FICA Tax. If any portion of a Participant’s SERP Benefit becomes subject to FICA tax before it is paid to the Participant, then notwithstanding the timing and method of distribution of such SERP Benefit otherwise in effect for the Participant, the Administrator may direct that future SERP Benefit payments be accelerated so as to pay the Participant’s share of applicable FICA tax. Payments may also be accelerated so as to pay any income tax withholding obligation that arises due to acceleration for FICA purposes.

(c)	Reduction of SERP Benefit. Any distributions or payments under paragraphs (a) or (b) of this Section 6.7 will reduce the remaining SERP Benefit to be paid under this Plan.

ARTICLE VII
CLAIMS ADMINISTRATION

7.1
General. If a Participant, Beneficiary, or Participant's representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, Beneficiary, or Participant's representative desires to dispute the decision of the Administrator, he must file a written notification of his or her claim with the Administrator.

7.2
Claim Review. Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice within 90 days after receipt of the claim (which period may be extended for 90 days for special circumstances) setting forth:

(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d)	an explanation of the steps to be taken if the Participant or Beneficiary wishes to submit his or her claim for review; and

(e)	a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following denial of an appeal.

If an extension of time is required, the Administrator shall furnish the claimant with a written notice of the extension, indicating the special circumstances requiring the extension and the date by which the Administrator expects to render a decision, before the end of the original 90-day period.

7.3
Right of Appeal. A claimant who has a claim denied under Section 7.2 hereof may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial. A claimant or his or her duly authorized representative may (i) request a review upon written application to the Plan, (ii) upon request and free of charge, review pertinent documents, and (iii) submit issues and comments in writing.

7.4
Review of Appeal. Upon receipt of an appeal, the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator believes such a hearing is necessary. After consideration of the merits of the appeal the Administrator shall issue a written decision, which shall be binding on all parties subject to Section 7.6 hereof. The decision shall take into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial claim determination. The decision shall be written in a manner calculated to be understood by the claimant and shall include the items described in paragraphs (a), (b) and (e) of Section 7.2 hereof and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, which period may be extended for 60 days for special circumstances, such as the need to hold a hearing. If an extension of time is required, the Administrator shall furnish the claimaint with a written notice of the extension, indicating the special circumstances requiring the extension and the date by which the Administrator expects to render a decision, before the end of the original 60-day period.

7.5	Designation. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.

ARTICLE VIII
MISCELLANEOUS

8.1
No Liability of Employees. No liability shall attach to or be incurred by any employee of the Employer or Administrator individually under or by reason of the terms, conditions, and provisions contained in this Plan, or for the acts or decisions taken or made hereunder or in connection therewith; and, as a condition precedent to the establishment of this Plan or the receipt of benefits hereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

8.2	Expenses. Except as otherwise provided in this Plan, all expenses incurred in the administration of this Plan, whether incurred by the Employer or the Administrator, shall be paid by the Employer.

8.3
Compliance with Law. Notwithstanding any other provision of this Plan or any Participation Agreement to the contrary, the Employer may amend, modify or terminate this Plan and/or any Participation Agreement, without the consent of any Participant, as the Employer deems necessary or appropriate to ensure compliance with any law, rule, regulation or other regulatory pronouncement applicable to the Plan, including, without limitation, Section 409A of the Code and any related regulations or other guidance promulgated with respect to Section 409A of the Code.

8.4
Governing Law. To the extent not preempted by federal law, this Plan shall be governed by, construed and administered under, the laws of the State of Maryland, exclusive of the conflict of laws principles of that State.

8.5
Severability. Should any provision of this Plan or any regulations adopted hereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.

8.6
Headings. The headings contained in this Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

8.7	Terms. Capitalized terms shall have meanings given herein. Singular nouns shall be read as plural and masculine pronouns shall be read as feminine, and vice versa, as appropriate.

8.8
Ownership of Assets; Prohibition Against Funding; Relationship with Employer. It is the express intention of the Employer that this Plan and all Participation Agreements shall be unfunded for tax purposes and for purposes of Title I of ERISA. Participants shall have no right, title or interest whatsoever in or to any assets or amounts which are used to pay benefits under the Plan. Each Participant and Beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and, to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Employer and any Participant or any other person. Without limiting the foregoing, should any investment be acquired in connection with the liabilities assumed under this Plan or any Participation Agreement, the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their Beneficiaries, or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. The Employer shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.9
Deposits in Trust.  The Employer may, at its sole discretion, establish with a corporate trustee a grantor rabbi trust under which all or a portion of the assets of the Plan are to be held, administered and managed. The trust agreement evidencing the trust shall conform with the terms of Revenue Procedure 92-64 and any applicable subsequent Internal Revenue Service guidance. The trust may be a springing trust. The Employer in its sole discretion may make deposits to augment the principal of such trust.

8.10
Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. Any and all prior agreements or understandings with respect to such matters are hereby superseded.

THIS FIRST UNITED BANK & TRUST AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN is executed this 14th day of February, 2007.

ATTEST:	FIRST UNITED BANK & TRUST

/s/	By:	/s/ William B. Grant (SEAL)
Name: William B. Grant Title: Chairman and Chief Executive Officer